Exhibit 99.1

PTGi Announces Use of Proceeds from Sale of Australia Operations

Board Declares Special Dividend of $1.00 per Share

Company Commences Asset Sale Tender Offer for 10% Notes

MCLEAN, VA – (MARKET WIRE) – June 20, 2012 – Primus Telecommunications Group, Incorporated (“PTGi”) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that its Board of Directors has approved a special cash dividend of $1.00 per share on all issued and outstanding PTGi common stock. The special cash dividend will be paid on July 16, 2012 to holders of record of PTGi common stock as of July 2, 2012.

In addition, PTGi announced the commencement of an offer to purchase (the “Offer to Purchase”) up to $183,300,000 aggregate principal amount (the “Offer Amount”) of 10% Senior Secured Notes due 2017 (the “Notes,” CUSIP Nos. 74163RAK4, U74198AC3 and 74163RAJ7) issued by Primus Telecommunications Holding, Inc. (the “Offeror”), a wholly owned subsidiary of PTGi. The Offer to Purchase will expire at 9:00 a.m., New York City time, on July 19, 2012, unless extended (the “Expiration Time”).

The Offer to Purchase is being made pursuant to the terms of the indenture governing the Notes (the “Indenture”). The Indenture requires the Offeror to make an offer to purchase Notes using the Excess Proceeds (as defined in the Indenture) from certain asset sales, which in the case of PTGi’s sale of its Australia operations are equal to the Offer Amount.

In accordance with the Indenture and subject to the terms and conditions of the Offer to Purchase, the Offeror will pay a purchase price in cash equal to 100% of the principal amount of Notes validly tendered (and not validly withdrawn) prior to the Expiration Time that are accepted, plus accrued and unpaid interest thereon to the settlement date for the Offer to Purchase (the “Payment Date”). If the aggregate principal amount of Notes validly tendered (and not validly withdrawn) in the Offer to Purchase exceeds the Offer Amount, Notes will be accepted for purchase on a pro rata basis, such that the aggregate principal amount of Notes purchased does not exceed the Offer Amount. Tenders may be validly withdrawn no later than the Expiration Time.

In the event that the aggregate principal amount of tendered and accepted Notes is less than the Offer Amount, any Excess Proceeds not used for the purchase of Notes pursuant to the Offer to Purchase will be available to PTGi for general corporate purposes.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase is only being made pursuant to the asset sale offer to purchase and the related letter of transmittal that PTGi is distributing to holders of Notes in connection with the Offer to Purchase.

The complete terms and conditions of the Offer to Purchase are set forth in the asset sale offer to purchase and related letter of transmittal.

About PTGi

PTGi is a leading provider of advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in Canada and the United States. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included herein that address activities, events or developments that PTGi expects, believes or anticipates will or may occur in the future, including statements regarding PTGi’s use of any remaining proceeds from the sale of its Australia operations following the Offer to Purchase, statements regarding PTGi’s beliefs, expectations, prospects and strategic plans and statements regarding the potential for future transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including PTGi’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, PTGi does not undertake any obligation to update or revise its statements made in this press release, whether as a result of new information, future events or otherwise.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com